Exhibit 99.1

FOR IMMEDIATE RELEASE:

TopBuild Welcomes Deirdre Drake to its Board of Directors

DAYTONA BEACH, FL, - December 15, 2022 - TopBuild Corp. (NYSE:BLD), a leading installer and specialty distributor of insulation and building material products to the construction industry in the United States and Canada, has appointed Deirdre Drake, Executive Vice President,  Chief People Officer and Head of Communications at United States Cellular Corporation (“UScellular”) to the Company’s board of directors as of January 1, 2023, which will then be comprised of eight members.

Alec Covington, Chairman of the Board of TopBuild, said, “We are excited to add Deirdre as a new independent director to our Board. She brings over 30 years of business experience focused on human capital management, a critical component of TopBuild’s long-term success.  Her strong background will enhance the skills represented on our Board which is essential for effective strategic planning and value creation for all our stakeholders.”

Robert Buck, President and Chief Executive Officer of TopBuild, noted, “On behalf of the entire TopBuild senior leadership team, we look forward to working with Deirdre and know she will be a great source of guidance and partnership as we continue to enhance our human capital management initiatives.”

Drake has held her current position at UScellular since April 2014 and has served on the board of directors of UScellular since 2021.  Prior to joining UScellular, Drake was managing director and chief human resources officer for the Bank of Montreal Financial Group--Capital Markets Division.  Drake began her career in human resources in 1989 with Marathon Oil Company. She has also held increasingly senior leadership positions in human resources with Kraft Foods, ARAMARK Corporation and The Bank of Montreal Financial Group.

Drake earned a bachelor’s degree in human resources from Central Michigan University in Mount Pleasant, Mich., and a master’s degree in business administration from St. Joseph’s University in Philadelphia. She also received an honorary doctorate in commercial science from Central Michigan University. Drake is a lifetime member of the National Black MBA Association, serves as a board member with the Chicago Public Library Foundation and American Red Cross of Greater Chicago, and is actively involved in several local and national not-for profit organizations.

About TopBuild

TopBuild Corp., headquartered in Daytona Beach, Florida, is a leading installer and specialty distributor of insulation and related building material products to the construction industry in the United States and Canada.  We provide insulation installation services nationwide through our contractor services business which has approximately 230 branches located across the United States. We distribute building and mechanical insulation, insulation accessories and other building product materials for the residential, commercial, and industrial end markets through our Specialty Distribution business.  Our specialty distribution network encompasses approximately 180 branches.  To learn more about TopBuild please visit our website at www.topbuild.com.

Investor Relations and Media Contact

Tabitha Zane

tabitha.zane@topbuild.com

386-763-8801

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